Exhibit 99.1

PRESS RELEASE

For more information:

Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416

Nexxus Lighting Closes $6 Million Investment by Aston Capital

Debt Extinguished, Patent Litigation Settled

CHARLOTTE, NC, September 25, 2012 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced that it has completed the previously announced $6 million equity investment by Aston Capital, LLC, a private investment company specializing in investments in secure military communication companies and companies with green technologies.

“This investment evidences our belief that the market for LED lighting which provides significant savings in energy consumption and operating costs is an exciting market that is expected to grow rapidly. According to market research, the market for LED lighting products will grow at 30% CAGR reaching approximately $80 billion dollars by 2020. Nexxus Lighting is our initial platform in this space. Our plans include providing Nexxus with a revolutionary and complementary product line that will enable the company to address a broader and much larger market opportunity in commercial, industrial and municipal lighting. We also plan to invest in new technology and assisting the company in channel expansion in order to drive large scale adoption,” stated Robert LaPenta, Chairman and CEO of Aston Capital. “With great products, unique customer programs and excellent service, we believe that Nexxus has the potential to be a major force in this lighting revolution.” The company intends to provide additional details in the coming weeks regarding the new products.

The Company has issued 600,000 shares of newly-created Series B Convertible Preferred Stock to an affiliate of Aston Capital. The preferred stock is convertible into 46,153,846 shares of the Company’s common stock, or approximately 73% of the Company’s outstanding common stock on an as-converted basis, at a conversion price per share equal to $0.13, subject to certain anti-dilution adjustments. The conversion price was the closing price of the Company’s common stock on August 2, 2012, the date the Company entered into the letter of intent with respect to the transaction. The preferred stock represents approximately 73% of the outstanding voting stock of the Company on an as-converted basis.

The proceeds from the transaction were used to extinguish approximately $2.5 million of existing short term debt at a discount, to fund the settlement payment in connection with the settlement of the previously announced patent litigation brought by Royal Philips Electronics, to pay the fees and expenses in connection with the transaction and for working capital purposes. With respect to the extinguished debt, approximately $2.5 million in indebtedness represented by promissory notes maturing in June 2013 was cancelled and exchanged for a total of $880,000 in cash and 1,000,000 newly-issued shares of the Company’s common stock.

In connection with the investment by Aston Capital, the Company has accepted the resignations of existing Board members Michael Bauer, Edgar Protiva, Chris Richardson and William Yager. Aston has the right to appoint a majority of the directors to the Company’s Board.

Aston Capital, LLC leadership has been involved in growing successful enterprises in both the high tech military and commercial arena. Aston is expected to provide strategic, operational and financial expertise with the goal of enabling the Company’s strategic growth and expansion. Aston’s investment philosophy combines sound fundamental operating principles with the ability to identify macroeconomic trends and provide strategic and operational support to management teams with the objective of accelerating global growth and building market leaders and shareholder value over the course of the partnership. Aston believes significant value can be built through its partnership with Nexxus by acquiring complementary assets, and through operational and financial improvements, product line enhancements and expansion of global reach and brand awareness. Aston believes that the LED lighting market is a large and growing nascent market with diverse end-users with avenues to create value. Aston’s goal is to build a dynamic market leader who will be able to address the significant global demand for this critical technology.

For copies of the definitive agreements relating to the transaction, as well as information on related developments, please review our current and future reports on file with the Securities and Exchange Commission and available at www.sec.gov.

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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